Exhibit 99.2

Thursday September 3, 2009, 6:00 am EDT

Magnum Releases Positive Data and Footage of Magnum/SRI Next Generation Custom Compound Successfully Blended in Actual Manufacturing Conditions

Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR - News), a next generation rubber recycling solutions company, announces the successful blending of the Magnum/SRI Next Generation Custom Compound as Raw Material in Manufacturers Production Process.

Video 2 Magnum/SRI Next Generation Light Truck Compound: http://dl.getdropbox.com/u/668255/Part%202%20Light%20Truck%20Compound.m4v

Magnum/SRI has successfully cleared almost all the key manufacturing and process hurdles in one of the most challenging and demanding product manufacturing processes. This is a product (Magnum/SRI custom compound) that provides for very high final performance specifications as well as significant increase in added value and savings in raw material costs. Subsequent to succeeding in laboratory trials, Magnum/SRI has officially duplicated the success of its products under actual challenging conditions.

After recently successfully producing the Magnum/SRI custom compound in commercial scale at World Renowned Malaysian Rubber Board's, Rubber Research Institute facility in Sg. Buloh http://www.lgm.gov.my/, using standard manufacturing equipment and processes, Magnum/SRI sent the custom compound to a commercial manufacturing facility in order to be utilized as a value added raw material. This institutional facility produces between 1,000 to 1,500mt of compound per month which they then manufacture product with including light truck tires, retread, motorcycle tires, bicycle tires, all types of tubes and tire flaps.

The Magnum/SRI custom compound was introduced at the facility in the dump mill/sheeting mill stage, where it successfully blended into the manufacturing process without any issues and beyond the few seconds it took to physically load our material onto the operating mill (to allow the camera to see it happen), there was no increase in process time. The composite material in this case a blend between our custom compound (Produced earlier at the RRI http://www.lgm.gov.my/) and the manufacturer's standard Virgin Light Truck Tire Compound.

The composite final Light Truck compound was then sheeted out, dipped into slurry of anti-tack solution (prevent the sheets from sticking together), passed through a cooling festoon and then set aside for conditioning. This conditioning process is between 4 hrs to 12 hrs, in this case the composite final compound was conditioned for 12 hours. Subsequently, it will be tested, evaluated and compared against manufacturer's regular production material statistics. Further, it will be determined whether the product passes and is considered for further processing, in this case light truck tires.

The significance of using this Magnum/SRI blended Next Generation composite compound is that in a very competitive environment of rising raw material and processing costs is that it allows for a savings in raw material costs (for the manufacturer) of between 4-11% subject to application, without compromising their product quality (basically unheard of in the rubber industry).

All the laboratory tests conducted on this product have proven that it will be within required parameters; however, real success will come when the product is evaluated under actual production conditions, an answer Magnum/SRI will present in the next few days.

Gopi Sekhar, CEO of SRI (Sekhar Research Innovations Sdn Bhd) stated, "Today is a major watershed moment for the Magnum SRI custom compound in terms of technical hurdles. All earlier tests and trials have been on small scale and without the vagaries of actual production conditions which can have huge temperature swings, process time limitations and variable conditions that can be very challenging to say the least. Further, of all the applications that we have tested for, this would be the one with the highest performance parameters and properties. To have cleared this stage of manufacture is of enormous importance to us in the Magnum/SRI project as it effectively confirms our ability to be used without problems and without causing any process changes of process time losses to the manufacturers. With this we can safely confirm our smooth entree into a very wide range of applications whose process conditions would be much less challenging than this while meeting all their performance characteristics. This successful portion of the production trial effectively confirms the financial viability of the Magnum/SRI Next Generation custom compounds with quite a wide variety of volume mid range applications."

About MDOR:

Magnum's 98,000+ sq. ft. facility is located in Magog (Quebec). Magnum currently holds over $130 Million USD in open contracts for the production of rubber nuggets and rubber buffing. Magnum's proprietary "GREEN" technology provides a one-of-a-kind solution to all of the challenges in eliminating stockpiles of scrap tires and rubber scrap. Some of Magog's Production http://www.youtube.com/watch?v=G3rMYiI3wUo

Magnum's Hudson, Colorado facility is approximately 50 miles northeast of Denver, Colorado. The facility consists of 120 high grade commercially zoned land, buildings, equipment, and inventory in excess of 30,000,000+ tires. The facility is one of the largest tire landfills in the world and its central location is extremely well situated to accept and supply all of Magnum's current and future facility operations. For Satellite image click: http://i372.photobucket.com/albums/oo167/magnumrecyclage/Hudson%20Tires/MDOR-PIC.png

Magnum/SRI are currently using their advanced technologies to produce next generation rubber recycling solutions for custom compounds, retread compounds, processing aids, advanced state-of-the-art equipment, and reactivated ambient/cryogenic rubber powders for the global market. Magnum/SRI tests are targeting premium applications that contain high grade properties. This will allow production of higher yielding compounds which will potentially create higher revenues and profits. This also includes maximizing cost savings for clients while producing high quality materials.

The reason why Magnum/SRI premium compounds are one of a kind is because they can be substituted in high specification compound applications without appreciable loss in properties or performance. Furthermore, the reason why our clients will prefer to use Magnum/SRI compounds is because they will be able to enjoy a substantial and meaningful reduction in raw material cost without compromising product performance and quality. In the competitive environment of rubber product manufacturing this is a major development having a direct impact on our customer's bottom line.

To visit SRI, view: http://www.srielastomers.com/

View Mangum/SRI Next Generation Custom Compound positive trials: http://magnumresources.net/view-investors.php?id=180 or http://www.magnumresources.net/view-investors.php?id=199

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. The company is not required to update its forward-looking statements.

        Contact:
        Magnum D'Or Resources, Inc.,
        Fort Lauderdale, FL
        1-954-315-3883
        www.magnumresources.net
        mdor@magnumresources.net

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        Human, Public, Investor Relations
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